UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Fretthold, Timothy J.
   P.O. Box 696000
   San Antonio, TX  78230
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Administrative and Legal Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |39,864 (b)         |D     |                           |
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Common Stock                 |      |    |                  |   |           |7,669.25 (d)       |I     |(d)                        |
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IN ACCORDANCE WITH RULE 201 O|      |    |                  |   |           |                   |      |                           |
F REGULATION S-T, THIS FORM 5|      |    |                  |   |           |                   |      |                           |
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 IS BEING FILED IN PAPER PURS|      |    |                  |   |           |                   |      |                           |
UANT TO A TEMPORARY HARDSHIP |      |    |                  |   |           |                   |      |                           |
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EXEMPTION                    |      |    |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Options (|        |     |    |           |   |     |     |            |       |       |330,804     |D  |            |
right to buy)(g)        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Cash only securities    |        |     |A   |147.69     |A  |(hh) |     |Common Stock|147.69 |       |3,446.58    |D  |            |
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
Explanation of Responses:
(b) 9,500 of such shares were issued pursuant to Long-Term Incentive Plans in transaction exempt under Rule
16b-3 and remain subject to forfeiture as of December 31, 2000.
(d) Shares held in the Company's 401(k)
Plan.
(g) Employee stock options granted under the Company's Long-Term Incentive
Plans.
(hh) Cash only securities denominated in Ultramar Diamond Shamrock Corporation stock held in the Company's
Excess ESOP Plan for Mr. Fretthold's account at December 31, 2000.
SIGNATURE OF REPORTING PERSON
/s/ Timothy J. Fretthold (By Power of Attorney)
DATE
February 14, 2001